UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2011

TOWER BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania

(State or other jurisdiction of incorporation)

001-34277	25-1445946
(Commission file number)	(IRS employer ID)

112 Market Street, Harrisburg, Pennsylvania	17101
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code – (717) 231-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

On November 16, 2011, Tower Bancorp, Inc. (“Tower”) held a special meeting of its shareholders to (i) approve and adopt the Agreement and Plan of Merger dated June 20, 2011 between Susquehanna Bancshares, Inc. (“Susquehanna”) and Tower, as amended, providing for the merger (the “Merger”) of Tower with and into Susquehanna and related transactions (the “Merger Agreement”) and (ii) approve, in a nonbinding vote, the compensation payable to the named executive officers of Tower in connection with the Merger. Notice of the meeting and proxy solicitation materials were mailed to shareholders of record on or about October 6, 2011. As of the record date of September 21, 2011, there were a total of 12,007,187 shares of Tower common stock outstanding and entitled to vote at the special meeting. The items voted on at the special meeting and the votes for each proposal were as follows:

Proposal 1 – Approval and Adoption of the Merger Agreement

The proposal to approve the Merger Agreement was approved by the required vote – the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Tower common stock. The number of votes cast for and against, as well as the number of abstentions and broker nonvotes on this proposal, was as follows:

For	Against	Abstentions	Broker Nonvotes
9,239,968	373,563	31,780	—

Proposal 3 – Non-Binding Advisory Vote Regarding Executive Compensation

The proposal to approve the compensation of Tower’s named executive officers in connection with the Merger was approved by the required affirmative vote of a majority of the shares of common stock present at the meeting, in person or by proxy. The number of votes cast for and against, as well as the number of abstentions and broker nonvotes on this proposal, was as follows:

For	Against	Abstentions	Broker Nonvotes
8,616,154	867,603	161,554	—

In connection with the special meeting, Tower also solicited proxies with respect to a proposal to adjourn the special meeting if necessary to solicit additional proxies in favor of the approval and adoption of the Merger Agreement (referred to in the proxy materials as Proposal 2). The adjournment proposal was withdrawn and not submitted to the shareholders of Tower for approval at the meeting because Tower shareholders approved the Merger Agreement by the requisite vote, as disclosed above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TOWER BANCORP, INC.
(Registrant)

Date: November 16, 2011	By:	/s/ Andrew S. Samuel
Andrew S. Samuel
Chairman and Chief Executive Officer